Exhibit (a)(5)(QQ)

Combination of LAN and TAM reaches 94.4% approval and exchange offer is extended 10 days

Santiago, Chile, June 12, 2012 – LAN Airlines S.A. (“LAN”) and TAM S.A. (“TAM”) announce at the scheduled expiration time of the offer of Holdco II S.A. (“Holdco II”), a newly formed entity to be merged into LAN, to exchange TAM shares for LAN BDRs in Brazil and LAN ADRs in the United States, at a ratio of 0.9 shares of LAN for each TAM share, that the number of TAM shares tendered plus the TAM shares to be contributed by the controlling shareholders of TAM represented 94.4% of the outstanding TAM shares. The number of tendered shares was not sufficient to satisfy the 95% squeeze-out condition set forth in the exchange offer documents. Unless this condition is satisfied, TAM will not be able to mandatorily redeem any TAM shares not acquired in the exchange offer or contributed by the controlling shareholders of TAM.

Based on these results, LAN and Holdco II waived the squeeze-out condition and extended the exchange offer for 10 calendar days. The exchange offer will now expire at 5:00 P.M. Eastern Daylight Time (6:00 P.M. Sao Paulo Time) on June 21, 2012, and, subject to the satisfaction of the other completion conditions set forth in the exchange offer documents, the auction on BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros will occur at 9:00 A.M. Eastern Daylight Time (10:00 Sao Paulo Time) on June 22, 2012.

At the scheduled expiration time of the exchange offer, a total of 74,999,004 shares were validly tendered and not withdrawn, which represented 89.46% of the outstanding TAM shares not owned by the controlling shareholders of TAM. Together the tendered shares and the shares owned by the controlling shareholders of TAM represent 147,836,864 shares or 94.4% of the outstanding shares of TAM.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offer was made only pursuant to the Offer to Exchange/Prospectus forming part of Registration Statement on Form F-4 (Reg. No. 333-177984) filed by LAN and Holdco II with the U.S. Securities and Exchange Commission on November 15, 2011, as amended on February 9, 2012, March 12, 2012, April 3, 2012, April 18, 2012, April 25, 2012 and May 7, 2012 and the exchange offer documents published or made available to investors in Brazil.

Contact LAN Airlines S.A.

External Communications

(562) 565 3878

Comunicaciones.externas@lan.com

www.lan.com

www.lan.com/es_cl/sitio_personas/prensa-lan

Contact TAM S.A.

Press Relations

(11) 5582-9748 / 7441 / 7442 / 2572 / 8795 / 2578

Planta: (11) 8644-0128

www.tam.com.br

www.tam.com.br/imprensa